LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") is entered into on the 7th day of ~~November~~ December 2006 (the "Effective Date"), by and between M.L. Strategic Limited ("Lender") and Melo Biotechnology Holdings Inc. ("Borrower") (collectively referred to as the "Parties").

RECITALS

WHEREAS, Lender is a majority shareholder in Borrower, owning approximately 698,625 shares of common stock in Borrower; and

WHEREAS, Borrower wishes to borrow from Lender on an unsecured basis, a loan in the amount of US$ 380,000 for use as operating capital in Borrower's business; and

WHEREAS, Lender, having determined that a loan for such purposes would be in the furtherance of Lender's best interests, is willing to lend to Borrower US$380,000 pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

AGREEMENT

1. Loan. Upon the Effective Date of this Agreement, Lender agrees to loan to Borrower, and Borrower agrees to borrow from Lender, US$380,000 (the "Loan"). The Loan shall be advanced in one payment ~~upon~~ within 21 days from the Effective Date and shall be wired to the Borrower's business bank account.

2. Unsecured. The Loan shall be made on an unsecured basis.

3. Purpose. The Loan shall be used by Borrower to fund operating expenses that Borrower has, and will continue to incur, in the operation of Borrower's business.

4. Term. The principal of the Loan will be due in one balloon payment, one (1) year from the Effective Date of this Agreement .

5. Interest. The Loan shall be a non-interest bearing loan.

~~6. Change of Control of Borrower. A Change of Control shall be deemed to occur if Lender ceases to own a majority of the issued and outstanding common stock of the Borrower. In the event of a Change of Control, the Loan shall become immediately due and payable.~~

6. ~~7.~~ Binding Agreement. This Agreement shall be binding, upon the Parties hereto and their respective successors and assigns; provided, however, that any assignment or transfer by any party of its rights under this Agreement shall be void as against the Lender unless (a) written

notice thereof shall be given to the Lender; and (b) the Lender shall have consented in writing to such assignment or transfer.

7. ~~8~~. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of ________________________.

8. ~~9~~. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

9. ~~10~~. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one Agreement, binding on all of the Parties hereto.

10. ~~11~~. Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the Parties in connection therewith.

11. ~~12~~. Amendments. This Agreement may not be amended except by a written instrument executed by all of the Parties.

[*Remainder of page intentionally left blank*]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date of the first written above.

LENDER:

By:______________________________

Authorized Agent for M.L. Strategic Limited

BORROWER:

By:______________________________

Authorized Agent for Melo Biotechnology Holdings Inc.